EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We hereby consent to incorporation by reference in (1) the Registration Statement on Form S-3 (No. 333-117549), (2) the Registration Statement on Form S-3 (No. 333-123144), (3) the Registration Statement on Form S-8 (No. 333-72269), and (4) the Registration Statement on Form S-8 (No. 333-123147), of MTM Technologies, Inc., our report dated July 30, 2004 and September 17, 2004 with respect to the financial statements of Network Catalyst, Inc. as of December 31, 2003 and for the year then ended and as of June 30, 2004 and for the six months then ended, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2005.

Squar, Milner, Reehl & Williamson, LLP
Newport Beach, California
June 24, 2005